Exhibit 5.1

[LETTERHEAD OF BRYAN CAVE LLP]

December 22, 2016

General Moly, Inc.
1726 Cole Blvd., Suite 115

Lakewood, CO  80401

Re:                             General Moly, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to General Moly, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (as amended, the “Act”) on or about December 22, 2016 (the “Registration Statement”).  The Registration Statement covers the offering and sale from time to time by selling stockholders of the Company named therein of an aggregate of up to 93,333,333 shares of Common Stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 13,333,333 shares of currently outstanding Common Stock (the “Shares”) and (ii) 80,000,000 shares of Common Stock issuable upon the exercise of a currently outstanding Warrant (as defined below).

All capitalized terms that are not defined herein shall have the meanings assigned to them in the Registration Statement.

In connection with the Company’s preparation and filing of the Registration Statement, we have examined originals or copies of all documents, corporate records or other writings that we consider relevant for the purposes of this opinion.  In such examination, we have assumed the genuineness of all signatures on all original documents, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies of originals.  As to matters of fact not directly within our actual knowledge, we have relied upon certificates, telegrams and other documents from public officials in certain jurisdictions.

In connection with this opinion, we have examined the following documents:

i.                                          The Certificate of Incorporation of the Company, as amended to date, certified as of a recent date by an officer of the Company (the “Certificate”);

General Moly, Inc.

December 22, 2016

ii.                                       The Amended and Restated Bylaws of the Company, as amended to date, certified as of a recent date by an officer of the Company (the “Bylaws”);

iii.                                    Resolutions adopted by the Board of Directors of the Company (the “Company Board”) relating to the Registration Statement, certified as of a recent date by an officer of the Company;

iv.                                   The Investment and Securities Purchase Agreement dated April 17, 2015, between the Company and Amer International Group Co., Ltd. (“AMER”), as amended by Amendment No. 1 thereto dated as of November 2, 2015 (as so amended, the “Purchase Agreement”), relating to the private placement of (i) 40,000,000 shares of common stock, issuable in three tranches of 13,333,333 shares, 12,000,000 shares and 14,666,667 shares; and (ii) a warrant to purchase 80,000,000 shares of Common Stock over a five (5) year period at an exercise price of $0.50 per share, to be issued in connection with the closing of the first tranche;

v.                                      The Common Stock Purchase Warrant dated November 24, 2015, between the Company and AMER (the “Warrant”), which is exercisable for a portion of the Common Stock covered by the Registration Statement;

vi.                                   The Stockholder Agreement dated as of November 24, 2015, by and among the Company and AMER;

vii.                                Resolutions adopted by the Company Board relating to the issuance of the Shares and the Warrant to AMER pursuant to the Purchase Agreement and the underlying Common Stock to be issued to AMER pursuant to the Warrant, certified as of a recent date by an officer of the Company;

viii.                             Such other records of the corporate proceedings of the Company that we considered necessary or appropriate for the purpose of rendering this opinion;

ix.                                   Such other certificates and assurances from public officials, officers and representatives of the Company that we considered necessary or appropriate for the purpose of rendering this opinion; and

x.                                      Such other documents that we considered necessary or appropriate for the purpose of rendering this opinion.

On the basis of the foregoing examination, our reliance thereon, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that (subject to compliance with the pertinent provisions of the Act, and to compliance with such securities or “blue sky” laws of any jurisdiction as may be applicable, as to which we express no opinion):

1.                                      The Shares to be offered and sold by the selling stockholders have been validly issued and are fully paid and non-assessable.

General Moly, Inc.

December 22, 2016

2.                                      The Common Stock to be offered and sold by the selling stockholders issuable upon the exercise of the Warrant will be, when issued upon such exercise, validly issued, fully paid and non-assessable.

For purposes of this letter, we have assumed that, at the time of issuance, sale and delivery of the Common Stock: (a) the Registration Statement and any required post-effective amendment thereto shall all have become effective under the Act and no stop order shall have been issued by the SEC relating to the Registration Statement; (b) upon issuance of the Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the number of shares of Common Stock that the Company is then authorized to issue; (c) the authorization thereof by the Company Board shall not have been modified or rescinded; (d) the issuance, sale and delivery of the Common Stock do not violate any applicable law and no change in law affecting the validity, legally binding character or enforceability of the authorization by the Company Board shall have occurred; and (e) the Certificate and Bylaws of the Company shall not have been modified or amended in any respect that would affect this opinion and will be in full force and effect.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) (the “DGCL”) and the federal laws of the United States of America.  In rendering the opinions expressed herein, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.  We do not render any opinions except as set forth above.

This opinion may be filed as an exhibit to the Registration Statement.  Consent is also given to the reference to this firm under the caption “Validity of the Securities” in the prospectus contained in the Registration Statement.  In giving this consent, we do not admit we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinions expressed herein are rendered as of the date hereof.  We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including without limitation, future changes in applicable law.  This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters.  The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions.

Very truly yours,

/s/ BRYAN CAVE LLP